Exhibit 99.1

For Immediate Release	[TRUSTREET PROPERTIES LOGO]

Contact:

Liz Kohlmyer

Communications Manager

(407) 540-2221

TRUSTREET PROPERTIES INC. OPENS ON THE NYSE (TICKER: TSY)

Largest Restaurant Real Estate and Financial Services Company in U.S. Formed

ORLANDO, Fla., February 25, 2005 – Trustreet Properties Inc. began trading today on The New York Stock Exchange under the ticker symbol TSY creating the largest real estate and financial services company serving the restaurant industry. Trustreet, pronounced (trust – street), is a self-advised real estate investment trust with interests in approximately 3,000 properties nationwide and total assets of more than $2.5 billion.

“Trustreet represents nothing less than the one place to go for restaurant real estate investors and industry owners and operators. Our ability to offer financing options, such as triple-net leasing, mortgage loans, secured equipment financing and advisory services gives Trustreet a unique position in the restaurant industry, not just as a purveyor of financing, but as a strategic partner along the way,” said Curtis McWilliams, chief executive officer of Trustreet.

The company’s portfolio includes some of the nation’s most renowned restaurant brands such as: Applebee’s, Arby’s, Bennigan’s, Burger King, Golden Corral, IHOP, Jack in the Box, KFC, Pizza Hut, TGI Friday’s and Wendy’s.

With a total market capitalization of $2.9 billion, Trustreet has the scale, financial resources and operating flexibility to capitalize on major investment and financing opportunities in one of America’s largest industries. Based on a report by Technomic Information Services, the restaurant industry is expected to expand at a 4 to 5.7 percent annual growth rate to $369 billion by 2008.

“The name Trustreet clearly communicates who we are — the nations’ largest restaurant real estate investment trust, which already owns 1,900 buildings on main streets across America and has financial interests in approximately 3,000 properties. With an overarching goal to enhance shareholder value by selectively investing in attractive restaurant properties, Trustreet is uniquely positioned to generate sustainable returns to our investors,” said McWilliams.

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For Immediate Release	[TRUSTREET PROPERTIES LOGO]

Page 2, Trustreet Properties Inc. Lists on NYSE

Trustreet, headquartered in Orlando, Fla., was formed through the merger of the restaurant industry’s largest REITs – CNL Restaurant Properties Inc., and U.S. Restaurant Properties Inc. – and 18 CNL Income Funds. It is the leading restaurant real estate and financial services company in the United States.

Prior to the merger, CNL Restaurant Properties was a publicly held real estate investment trust providing a complete range of financial, advisory and other real estate services to operators of national and regional restaurant chains, and U.S. Restaurant Properties (NYSE:USV) was a New York Stock Exchange listed company, which owned or financed properties in 48 states.

About Trustreet

Trustreet Properties Inc. (NYSE: TSY) is the largest self-advised restaurant real estate investment trust (REIT) in the United States. Headquartered in Orlando, Fla., Trustreet provides a complete range of financial, real estate and advisory services to operators of national and regional restaurant chains. With more than $2.5 billion in assets, Trustreet manages financial interests in approximately 3,000 properties in 49 states. For more information, visit www.trustreet.com.

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